As filed with the Securities and Exchange Commission on July 12, 2022

Registration No. 333-262195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ra Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	38-3661826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	2070 Las Palmas Drive Carlsbad, CA 92011 760-804-1648

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Will McGuire

2070 Las Palmas Drive

Carlsbad, CA 92011

760-804-1648

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Robert L. Wernli, Jr. Eric Y. Hsu Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real San Diego, CA 92130	Megan N. Gates Daniel Bagliebter Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111
Tel: (858) 350-2300	Tel: (617) 542-2241
Fax: (858) 350-2399	Fax: (617) 542-2241

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with

Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and

Exchange Commission acting pursuant to such Section 8(a) may determine.

EXPLANATORY NOTE

On January 14, 2022, Ra Medical Systems, Inc., a Delaware corporation, or the Company, filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form S-1 (File No. 333-262195), or, as amended, the Registration Statement. The Registration Statement was originally declared effective by the SEC on February 3, 2022. The Registration Statement covered 9,535,000 units of the Company, or the Units, with each Unit consisting of one (1) share of the Company’s common stock, $0.0001 par value per share, or the Common Stock, one (1) warrant to purchase one share of Common Stock at an exercise price of $0.50 per share (or 100%% of the price of each Unit sold in the offering) which will be immediately exercisable and will expire one (1) year from the date of issuance, or a Series A Warrant, and one (1) warrant to purchase one (1) share of Common Stock at an exercise price of $0.50 per share (or 100% of the price of each Unit sold in the offering) which will be immediately exercisable and will expire seven (7) years from the date of issuance, or a Series B Warrant. The Registration Statement also covered 14,467,893 pre-funded units (each pre-funded unit consisting of one (1) pre-funded warrant to purchase one (1) share of common stock, one (1) Series A Warrant and one (1) Series B Warrant, in lieu of Units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock). The purchase price of each pre-funded unit was equal to the price per Unit being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant included in the pre-funded units was $0.0001 per share.  The Registration Statement also registered the Common Stock issuable upon exercise of the warrants included in the Units.  On February 8, 2022, the offering of the Units closed, and the Company issued and sold (i) 9,535,000 shares of common stock, (ii) 27,602,893 Series A Warrants (which includes 3,600,000 Series A Warrants sold pursuant to the exercise of the underwriters’ over-allotment option, or the Over-allotment Option), (iii) 27,602,893 Series B Warrants (which includes 3,600,000 Series B Warrants sold pursuant to the Over-allotment Option), and (iv) Pre-Funded Warrants to purchase 14,467,893 shares of common stock, pursuant to this Registration Statement.  Not all of the warrants sold in the offering have been exercised to date, and accordingly the offering of the shares of Common Stock underlying such warrants is ongoing.

This Post-Effective Amendment No. 1 to the Registration Statement, or the Post-Effective Amendment is being filed to add a new section, “Incorporation of Certain Information by Reference,” to Part I below and to update the section, “Undertakings,” in Part II below. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

Ra Medical Systems, Inc.

9,535,000 Units, Each Unit Consisting of One Share of Common Stock, One Series A Warrant to Purchase One Share of Common Stock and One Series B Warrant to Purchase One Share of Common Stock

14,467,893 Pre-funded Units, Each Pre-funded Unit Consisting of One Pre-funded Warrant to Purchase One Share of Common Stock, One Series A Warrant to Purchase One Share of Common Stock and One Series B Warrant to Purchase One Share of Common Stock

This prospectus relates to the offering of 9,535,000 units of Ra Medical Systems, Inc., a Delaware corporation (the “Units”). Each Unit consists of one (1) share of our common stock, one (1) warrant to purchase one share of our common stock at an exercise price of $0.50 per share (or 100%% of the price of each Unit sold in the offering) which will be immediately exercisable and will expire one (1) year from the date of issuance, or a Series A Warrant, and one (1) warrant to purchase one share of our common stock at an exercise price of $0.50 per share (or 100% of the price of each Unit sold in the offering) which will be immediately exercisable and will expire seven (7) years from the date of issuance, or a Series B Warrant. Series A Warrants and Series B Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Series A Warrants or Series B Warrants. The Units will not be certificated. The shares of common stock, the Series A Warrants and the Series B Warrants are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of units in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, 14,467,893 pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock, one Series A Warrant and one Series B Warrant, in lieu of units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. The purchase price of each pre-funded unit will be equal to the price per unit being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant included in the pre-funded units will be $0.0001 per share. The pre-funded warrants included in the pre-funded units may be certificated and will be immediately exercisable and may be exercised for a period of twenty (20) years following the date of issuance.

The units and the pre-funded units will not be issued or certificated. The shares of common stock or pre-funded warrants, as the case may be, and the Series A Warrants and Series B Warrants included in the units or the pre-funded units can only be purchased together in this offering, but the securities contained in the units or pre-funded units will be immediately separable upon issuance and will be issued separately. The shares of common stock issuable from time to time upon exercise of the Series A Warrants, the Series B Warrants and the pre-funded warrants are also being offered by this prospectus.

Our common stock is listed on the NYSE American under the symbol “RMED.” As of February 3, 2022, the last reported sales price for our common stock as quoted on the NYSE American was $0.70 per share. There is no established trading market for the Series A Warrants, the Series B Warrants or pre-funded warrants being offered, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series A Warrants, the Series B Warrants or the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Series A Warrants, the Series B Warrants and pre-funded warrants will be limited.

An investment in our common stock, Series A Warrants, Series B Warrants and pre-funded warrants involves a high degree of risk. Before buying any shares, Series A Warrants, Series B Warrants and/or pre-funded warrants, you should carefully read the discussion of the material risks of investing in our common stock and warrants in “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre- Funded Unit	Total
Public offering price	$0.50	$0.4999	$11,999,999.71
Underwriter discounts and commissions(1)	$0.04	$0.04	$960,115.72
Proceeds, before expenses, to us	$0.46	$0.4599	$11,039,883.99

(1)   We have agreed to pay certain expenses of the underwriters in this offering. We refer you to “Underwriting” on page 26 for additional information regarding underwriting compensation.

The offering is being underwritten on a firm commitment basis. We have granted a 45-day option to the underwriter to purchase up to an additional 3,600,000 shares of common stock, Series A Warrants to purchase up to an additional 3,600,000 shares of common stock and/or Series B Warrants to purchase up to an additional 3,600,000 shares of common stock from us at the public offering price, less the underwriting discounts payable by us, to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock and warrants to investors on or about February 8, 2022.

Sole Book-Running Manager

Ladenburg Thalmann & Co. Inc. Co-Manager

Joseph Gunnar & Co., LLC

The date of this prospectus is February 4, 2022

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Until February 28, 2022, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Unless the context clearly indicates otherwise, references in this prospectus to “we,” “our,” “ours,” “us,” “the Company” and “Ra Medical” refer to Ra Medical Systems, Inc.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus carefully, including “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. See “Risk Factors” for a discussion of the risks involved in investing in our securities.

Overview

We are a medical device company leveraging our advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. We believe our products enhance patients’ quality of life by restoring blood flow in arteries.

Consistent with our business strategy to continue focusing on the peripheral artery disease, or PAD, market, we completed the sale of our Pharos laser business, or Dermatology Business, to STRATA Skin Sciences, Inc., or Strata, on August 16, 2021. Accordingly, the financial information of the Dermatology Business has been presented as discontinued operations for all periods presented herein.

The Destruction of Arteriosclerotic Blockages by laser Radiation Ablation, or DABRA, a laser and single-use catheter used as a tool in the treatment of PAD which commonly occurs in the legs. DABRA is cleared by the U.S. Food and Drug Administration, or FDA, as a device for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease. DABRA was also granted CE mark approval in Europe in September 2016 for the endovascular treatment of infrainguinal arteries via atherectomy and for crossing total occlusions.

Our business strategy is focused on multiple engineering efforts to improve and expand our catheter offering and explore new markets, as well as on conducting a clinical study to obtain an atherectomy “indication for use” in the United States, or U.S. Key catheter engineering efforts currently underway include projects to:

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Extend our catheter’s shelf life. During 2020, we identified the factors limiting our catheter’s shelf life, including the introduction of unwanted elements in the catheter’s fluid core and the degradation of the coating on the inner diameter, and we are currently implementing multiple remediations to address these issues. Our internal real-time aging test data supports shelf life for our catheter of at least six months;

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Increase the robustness of our catheter via a braided overjacket, or a similar design, to make the catheter more kink-resistant when navigating tortuous anatomy. We expect to complete the engineering work for this catheter and subsequently submit to the FDA for clearance in the first quarter of 2022;

and

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Develop a version of the DABRA catheter that is compatible with a standard guidewire. We selected a design in December 2021 based on physician evaluation in a preclinical model. We expect to finalize the design for this catheter by mid-year 2022. Engineering validation and verification will follow design freeze and we will subsequently submit to the FDA for clearance.

As stated, we are currently pursuing an atherectomy indication for use, which the FDA defines to include a pre-specified improvement in luminal patency. To satisfy the FDA’s data requirements to support an atherectomy indication, we are performing a pivotal study designed to allow the FDA to evaluate the use of DABRA in atherectomy procedures. We received an Investigational Device Exemption, or IDE, approval in January 2020, and the study is approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up visits due to the novel coronavirus, or COVID-19, we filed a protocol amendment with the FDA to add an additional 25 subjects to the study.

We enrolled the first subject in February 2020. Throughout much of 2021 and 2020, the COVID-19 pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites

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have been or are currently operating at a reduced capacity, and some have been closed from time to time. In addition, potential study subjects may voluntarily opt to postpone their procedures due to COVID-19 concerns. As of January 14, 2022, we had enrolled 90 subjects and seven sites had been cleared to enroll subjects. Due to the unpredictable impact the COVID-19 pandemic has had and will continue to have on enrollment in this study, we currently cannot estimate when enrollment will be completed, although we aim to complete study enrollment by the middle of 2022 and to complete the six-month follow up by the end of 2022.

We are continuing to supply catheters to those sites involved in our atherectomy clinical study. We paused shipments of catheters to commercial sites while we conducted further studies on the stability of their shelf life. We submitted additional test data with respect to the DABRA catheter shelf life in a traditional 510(k) in March 2021, which was cleared by the FDA in July 2021. Although eligible, we have not resumed commercial sales as we continue evaluating our commercial catheter strategy.

Finally, we are conducting research to prove the feasibility of using our liquid-filled catheter and excimer laser technology to fracture calcium in arteries in a procedure known as lithotripsy. Preliminary research work has demonstrated that our laser system can be utilized to create shockwaves of sufficient magnitude to fracture calcium in arteries. Fracturing calcium in coronary or peripheral arteries can help make the arteries less rigid, thus making subsequent procedures easier and/or safer to perform. We are fabricating various prototype systems and intend to select a design concept and initiate a development project by the third quarter of 2022 to advance our initial benchtop results.

Recent Developments

Preliminary Financial Information

For the quarter ended December 31, 2021, we used approximately $5.7 million in operating activities, a $1.5 decrease over the quarter ended September 30, 2021. As of December 31, 2021, our cash balance was approximately $15.0 million.

The preliminary financial information included in this prospectus reflects management’s estimates based solely upon information available to us as of the date of this prospectus and are the responsibility of management. The preliminary financial results presented above are not a comprehensive statement of our financial results for the quarter ended December 31, 2021 and have not been audited, reviewed or compiled by our independent registered public accounting firm, Haskell & White LLP, or H&W. Accordingly, H&W does not express an opinion and assumes no responsibility for and disclaims any association with such preliminary financial results. The preliminary financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the quarter ended December 31, 2021 will not be available until after this offering is completed and may differ from these estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Special Notes Regarding Forward-Looking Statements.”

Chief Executive Officer Health

Will McGuire, our Chief Executive Officer, was recently diagnosed with a serious illness not caused by COVID-19 and has been undergoing treatment for his disease. He continues to fulfill all of his duties and responsibilities and has stated his desire to continue in such roles. Our board of directors has discussed a plan of succession and will continue to evaluate and monitor our options on an ongoing basis should Mr. McGuire need to relinquish any of his responsibilities or duties at any time as a result of his illness or otherwise.

COVID-19 and Market Conditions

The global spread of COVID-19 has created significant volatility, uncertainty and economic disruption. The ultimate effects of COVID-19 on our business, operations and financial condition are unknown at this time. With

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the recent increase in cases due to the outbreak of the Omicron variant, we expect that enrollment in our atherectomy clinical trial will continue to be slowed, as patients elect to postpone voluntary treatments and physicians’ offices are either closed or operating at a reduced capacity. Our manufacturing facility located in Carlsbad, California is currently operational. We have experienced delays in receiving shipments of parts, which has had an impact on the timing of our key engineering efforts but has not affected our ability to support our atherectomy clinical study. However, the extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain it or treat its impact, among others.

We, like many companies, are also experiencing increased difficulty in attracting and retaining key personnel due to an extremely tight labor market.

Securities and Shareholder Litigation Update

On June 7, 2019, a putative securities class action complaint captioned Derr v. Ra Medical Systems, Inc., et. al., (Civil Action no. 19CV1079 LAB NLS) was filed in the U.S. District Court for the Southern District of California against us, certain current and former officers and directors, and certain underwriters of our initial public offering, or IPO. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in our registration statement in violation of Sections 11 and 15 of the Securities Act of 1933, or the Securities Act, and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, or the Exchange Act. On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. On March 24, 2021, the court issued an order granting defendants’ motion to dismiss claims under the Securities Act in full and certain claims under the Exchange Act and denying defendants’ motion to dismiss certain Exchange Act claims. Plaintiffs filed their second amended complaint on April 19, 2021, realleging the Securities Act claims and certain of the previously dismissed Exchange Act claims. On June 10, 2021, defendants moved to dismiss the second amended complaint. The court has not yet ruled on defendants’ motion to dismiss. On November 12, 2021, following a private settlement mediation with the lead plaintiffs, the parties executed a stipulation of settlement that resolved the claims asserted in the securities class action. The settlement provides for a payment to the plaintiff class of $10.0 million. We expect to pay approximately $1.0 million towards the settlement, the amount remaining on our self-insured retention/deductible, and our insurers will pay the remaining balance. The proposed settlement requires both preliminary and final approval by the court. Should the court not approve the proposed settlement or if the proposed settlement otherwise does not become final, the parties will be returned to their litigation postures prior to the execution of the stipulation of settlement. Should we ultimately be found liable, the liability could have a material adverse effect on our financial condition and our results of operations for the period or periods in which it is incurred.

On October 1, 2019, a shareholder derivative complaint captioned Noel Borg v. Dean Irwin, et. al (Civil Action no. 1:99-cm-09999) was filed in the U.S. District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Exchange Act. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. While we have obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of us.

Settlement Agreements with the Department of Justice and Participating States

As previously announced on December 28, 2020, we entered into a settlement agreement, or the Settlement Agreement, with the United States of America, acting through the Department of Justice, or DOJ, and on behalf of the Office of the Inspector General, or OIG, and other settlement agreements with certain state attorneys general to resolve investigations and a related civil action concerning our marketing of the DABRA laser system and

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DABRA-related remuneration to certain physicians.

Pursuant to the terms of the Settlement Agreement and the agreement with the participating states, (a) if our revenue exceeds $10 million in fiscal years 2021-2024, we also are required to pay an additional amount in settlement for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if we are acquired or are otherwise involved in a change in control transaction before the end of 2024, we are required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to us in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if our obligations under the Settlement Agreement are avoided by bankruptcy, the U.S. may rescind the releases and bring an action against us in which we agree is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a valid claim in the amount of $56 million, minus any prior change in control payments.

Corporate Information

We were incorporated in California on September 4, 2002 and reincorporated in Delaware in July 2018. Our principal executive offices are located at 2070 Las Palmas Drive, Carlsbad, California 92011 and our telephone number is (760) 804-1648 or (877) 635-1800 toll-free. Our corporate website address is www.ramed.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.

You may find on our website at www.ramed.com electronic copies of our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such filings are placed on our website as soon as reasonably possible after they are filed with the Securities and Exchange Commission, or the SEC.

Investors and others should note that we announce material financial information to our investors using our investor relations website (https://ir.ramed.com/), SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to communicate with our members and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed on our investor relations website.

Implications of Being an Emerging Growth Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We can remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Additionally, even if we no longer qualify as an emerging growth company, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act.

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We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with these standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards. As a result, changes in rules of U.S. generally accepted accounting principles, or GAAP, or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

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The Offering

Units offered by us	9,535,000 units, each unit consisting of one share of common stock, one Series A Warrant and one Series B Warrant, at an offering price of $0.50 per unit.

Pre-funded units offered by us

We are also offering to those purchasers, if any, whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, 14,467,893 pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock, one Series A Warrant and one Series B Warrant), in lieu of units that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (at an offering price of $0.4999 per pre-funded unit) of our outstanding shares of common stock. The purchase price of each pre-funded unit will equal the public offering price at which units are being sold to the public in this offering, minus $0.0001.

Series A Warrants offered by us

24,002,893 Series A Warrants to purchase an aggregate of 24,002,893 shares of common stock. Each unit and pre-funded unit includes one Series A Warrant. Each Series A Warrant will have an exercise price of $0.50 per share, will be immediately exercisable and will expire on the first anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series A Warrants.

Series B Warrants offered by us

24,002,893 Series B Warrants to purchase an aggregate of 24,002,893 shares of common stock. Each unit and pre-funded unit includes one Series B Warrant. Each Series B Warrant will have an exercise price of $0.50 per share, will be immediately exercisable and will expire on the seventh anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series B Warrants.

Pre-funded warrants offered by us

14,467,893 pre-funded warrants to purchase an aggregate of 14,467,893 shares of common stock. Each pre-funded unit includes one pre-funded warrant to purchase one share of common stock. Each pre-funded warrant will have an exercise price of $0.0001 per share, will be immediately exercisable and may be exercised at any time for a period of 20 years following the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants.

Shares of common stock to be outstanding after this offering

16,540,367 shares of common stock (or 20,140,367 shares of common stock if the underwriters exercise their option in full) (assuming the sale of all units covered by this prospectus, no exercise of any Series A Warrants, Series B Warrants or pre-funded warrants issued in this offering and no exercise of outstanding options issued under our equity incentive plans and based on 7,005,367 shares outstanding as of September 30, 2021).

Underwriters’ option to purchase
additional shares and/or warrants

We have granted the underwriters an option, exercisable for forty-five (45) days after the date of this prospectus, to purchase up to an additional 3,600,000 shares of common stock, 3,600,000 Series A Warrants and/or 3,600,000 Series B Warrants at the public offering price, which may be purchased in any combination of common stock, Series A Warrants and/or Series B Warrants.

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Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, our atherectomy indication trial, and engineering efforts. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so. We may also use a portion of the net proceeds to reserve against certain existing liabilities, debts, contractual liabilities as well as reserve for potential future claims. We may also be required to apply a portion of the net proceeds for litigation expenses and to settle private and government claims against us, including the payment of any government fines or penalties. For more information on these matters, see “Risk Factors,” “—Securities and Shareholder Litigation Update” and “—Government Investigations.”

Dividend policy	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends in the foreseeable future.

Risk factors

You should carefully consider the risk factors described in the section of this prospectus titled “Risk Factors,” together with all of the other information included in this prospectus, before deciding to purchase our shares of common stock.

Market and trading symbol

Our shares of common stock are listed on the NYSE American under the symbol “RMED.” We do not intend to list the Series A Warrants, the Series B Warrants or the pre-funded warrants on any securities exchange or nationally recognized trading system.

Assumptions Used Throughout This Prospectus

Unless otherwise stated in this prospectus, the total number of shares of common stock outstanding as of the date of this prospectus and after this offering is based on 7,005,367 shares outstanding as of September 30, 2021, and excludes the following other securities as of September 30, 2021:

•

304,631 shares of common stock reserved for issuance under our equity incentive plans, of which there were (i) outstanding options to purchase 126,998 shares of common stock at a weighted average exercise price of $348.41 per share, (ii) 45,832 shares of common stock underlying unvested restricted share units, or RSUs, and (iii) 131,801 shares of common stock available for future grant;

•	2,419,280 shares of common stock reserved for issuance under outstanding warrants with a weighted average exercise price of $9.64 per share;

•	24,002,893 shares of common stock issuable upon exercise of the Series A Warrants included in this offering, at an exercise price of $0.50 per share; and

•	24,002,893 shares of common stock issuable upon exercise of the Series B Warrants included in this offering, at an exercise price of $0.50 per share; and

•	14,467,893 shares of common stock issuable upon exercise of the pre-funded warrants included in this offering, at an exercise price of $0.0001 per share.

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no exercise of outstanding options issued under our equity incentive plans, (ii) no exercise of any Series A Warrants, Series B Warrants or pre-funded warrants issued in this offering and (iii) no exercise of the underwriters’ option to purchase additional shares of common stock, Series A Warrants and/or Series B Warrants.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, as well as the “Risk Factors” section in our Annual Report Form 10-K and subsequently filed Quarterly Reports on Form 10-Q incorporated herein, before making an investment decision. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results, cash flows and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to This Offering

Our management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Currently, we intend to use the net proceeds from this offering for general corporate purposes, including working capital, our atherectomy indication trial, and engineering efforts. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so. See “Use of Proceeds.” We may also be required to apply a portion of the net proceeds for litigation expenses and to pay in connection with a judgment or settlement of private and government claims against us, including the payment of any government fines or penalties. We may also use a portion of the net proceeds to reserve against certain existing liabilities, debts, contractual liabilities as well as reserve for potential future claims. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value, which could cause the price of our shares of common stock to decline.

There is no public market for the Series A Warrants, Series B Warrants or pre-funded warrants being offered in this offering.

There is no established public trading market for the Series A Warrants, the Series B Warrants or the pre-funded warrants being offered in this offering, and we do not expect such a market to develop. In addition, we do not intend to apply to list the Series A Warrants, the Series B Warrants or the pre-funded warrants on any securities exchange or nationally recognized trading system, including the NYSE American. Without an active market, the liquidity of the Series A Warrants, the Series B Warrants and the pre-funded warrants will be limited.

Holders of Series A Warrants, Series B Warrants or pre-funded warrants purchased in this offering will have no rights as stockholders until such holders exercise their Series A Warrants, Series B Warrants or pre-funded warrants and acquire our shares of common stock, except as set forth in the Series A Warrants, Series B Warrants or pre-funded warrants.

Except as set forth in the Series A Warrants, the Series B Warrants and the pre-funded warrants, until holders of Series A Warrants, Series B Warrants or pre-funded warrants acquire our shares of common stock upon exercise of the Series A Warrants, the Series B Warrants or the pre-funded warrants, holders of Series A Warrants, Series B Warrants or pre-funded warrants have no rights with respect to our shares of common stock underlying such Series A Warrants, Series B Warrants or pre-funded warrants, the holders will be entitled to exercise the rights of a stockholder of shares of common stock only as to matters for which the record date occurs after the exercise date.

The Series A Warrants, Series B Warrants and pre-funded warrants are speculative in nature.

The Series A Warrants, Series B Warrants and pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather

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merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Series A Warrants may acquire the shares of common stock issuable upon exercise of such Series A Warrants at an exercise price of $0.50 per share of common stock, holders of the Series B Warrants may acquire the shares of common stock issuable upon exercise of such Series B Warrants at an exercise price of $0.50 per share of common stock and holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such pre-funded warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the Series A Warrants, the Series B Warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the Series A Warrants, the Series B Warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the Series A Warrants, the Series B Warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of Series A Warrants to exercise the Series A Warrants, for holders of Series B Warrants to exercise the Series B Warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available. This section should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements can be identified by words such as “believe,” “anticipate,” “may,” “might,” “can,” “could,” “continue,” “depends,” “expect,” “expand,” “forecast,” “intend,” “predict,” “plan,” “rely,” “should,” “will,” “may,” “seek,” or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements.

These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, but not limited to, those described in “Risk Factors.” These forward-looking statements reflect our beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail in the section titled “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

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USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $10.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us as described in “Underwriting” and excluding the proceeds, if any, from the exercise of the Series A Warrants, Series B Warrants or pre-funded warrants sold in this offering.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, our atherectomy indication trial, and engineering efforts. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions and are not involved in negotiations to do so.

We may also use a portion of the net proceeds to reserve against certain existing liabilities, debts, contractual liabilities as well as reserve for potential future claims.

We have agreed to pay a previous placement agent a tail fee equal to 7.5% cash compensation for the gross proceeds raised, and 7% warrant coverage of the number of shares of common stock placed, in any public or private offering consummated within twelve months of the expiration or termination of our engagement with such placement agent by any investor contacted by the placement agent during the term of our engagement.

We may also be required to apply a portion of the net proceeds for litigation expenses and to pay in connection with a judgment or settlement of private and government claims against us, including the payment of any government fines or penalties. For more information on these matters, see “Risk Factors,” “Prospectus Summary—Securities and Shareholder Litigation Update” and “Prospectus Summary—Government Investigations.”

Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.

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DIVIDEND POLICY

No dividends have been declared or paid on our shares of common stock. We do not anticipate paying any cash dividends on any of our shares of common stock in the foreseeable future. We currently intend to retain any earnings to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and other factors that our board of directors considers relevant. See the section of this Registration Statement captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding our financial condition.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

The following description summarizes certain terms of our capital stock, certain provisions of our certificate of incorporation and bylaws and certain terms of the Series A Warrants, Series B Warrants and pre-funded warrants included in this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws and the provisions of the Series A Warrants, Series B Warrants and the pre-funded warrants, copies of which are filed with the SEC as exhibits to the Registration Statement on Form S-1 of which this prospectus forms a part, and to the applicable provisions of Delaware law.

We are offering (i) 9,535,000 units, each unit consisting of one share of common stock, one Series A Warrant and one Series B Warrant, and (ii) 14,467,893 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock, one Series A Warrant and one Series B Warrant.

Each share of common stock and accompanying Series A Warrant and Series B Warrant included in each unit will be immediately separable upon issuance and will be issued separately, and each pre-funded warrant to purchase one share of common stock and the accompanying Series A Warrant and Series B Warrant included in each pre-funded unit will be immediately separable upon issuance and will be issued separately. The units and pre-funded units will not be issued or certificated. We are also registering the shares of common stock included in the units and the shares of common stock issuable from time to time upon exercise of the pre-funded warrants included in pre-funded units and Series A Warrants and Series B Warrants included in the units and the pre-funded units offered hereby.

Our authorized capital stock consists of 310,000,000 shares of capital stock, of which 300,000,000 shares are designated as common stock, $0.0001 par value per share, and 10,000,000 shares are designated as preferred stock, $0.0001 par value per share. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of the NYSE American, to issue shares of our preferred stock. As of January 12, 2022, there were 7,009,594 shares of common stock issued and outstanding and there were 66 holders of record of our common stock. As of January 12, 2022, there were no outstanding shares of preferred stock.

As of February 1, 2022, 2,419,280 shares of our common stock were issuable upon exercise of outstanding warrants to purchase shares of our common stock, at a weighted average exercise price of $9.64 per share and expire five years from the issuance date thereof. The outstanding warrants have substantially the same terms as the Series A Warrants and Series B Warrants offered hereby, except with respect to expiration term. For more information, see “—Series A Warrants” and “—Series B Warrants.”

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See the section captioned “Dividend Policy” for additional information. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series.

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Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions and certain provisions of Delaware law, which are summarized below, may have the effect of discouraging takeover bids, coercive or otherwise, and may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. These provisions could also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Issuance of Undesignated Preferred Stock. As discussed above under “—Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, our chief executive officer or president (in the absence of a chief executive officer) or a majority of our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification. Our certificate of incorporation provides that our board of directors are divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors. Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our certificate

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of incorporation and bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our certificate of incorporation and bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Amendment of Charter Provision. Any amendment of the above provisions in our certificate of incorporation would require approval by holders of at least 66 2/3% of our then outstanding capital stock entitled to vote, voting together as a single class.

Choice of Forum. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, our certificate or our bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; and (v) any action asserting a claim against us that is governed by the internal-affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15%

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or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is 718-921-8300. Our shares of common stock are issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our common stock is listed on the NYSE American under the symbol “RMED.”

Series A Warrants

The following description of the Series A Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Series A Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each Series A Warrant offered hereby will have an initial exercise price per share equal to $0.50. The Series A Warrant will be immediately exercisable and will expire on the first anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability. The Series A Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series A Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the Series A Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Series A Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Series A Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common Series A Warrants.

Transferability. Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Series A Warrant to us together with the appropriate instruments of transfer.

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Exchange Listing. There is no trading market available for the Series A Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series A Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series A Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Series A Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction.

Series B Warrants

The following description of the Series B Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Series B Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each Series B Warrant offered hereby will have an initial exercise price per share equal to $0.50. The Series B Warrants will be immediately exercisable and will expire on the seventh anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability. The Series B Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series B Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the Series B Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Series B Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series B Warrants.

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Transferability. Subject to applicable laws, a Series B Warrant may be transferred at the option of the holder upon surrender of the Series B Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Series B Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series B Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Series B Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series B Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Pre-Funded Warrants

The following description of the pre-funded warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised for a period of 20 years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The pre-funded warrants will be issued in certificate form.

Exercisability. The pre-funded warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.

Cashless Exercise. At any time, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of the shares of common stock determined according to a formula set forth in the pre-funded warrants.

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Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) with respect to their purchase, ownership and disposition of our common stock, Series A Warrants, Series B Warrants and pre-funded warrants purchased in this offering. This discussion is for general information only, is not tax advice and does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address the tax considerations arising under the laws of any U.S. state, local or non-U.S. jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons whose functional currency is not the U.S. dollar;

•

persons who hold our common stock, Series A Warrants, Series B Warrants or pre-funded warrants as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our common stock, Series A Warrants, Series B Warrants or pre-funded warrants pursuant to the exercise of any warrant or option or otherwise as compensation;

•	persons who hold or receive our common stock, Series A Warrants, Series B Warrants or pre-funded warrants pursuant to conversion rights under convertible instruments;

•	persons who do not hold our common stock, Series A Warrants, Series B Warrants or pre-funded warrants as a capital asset within the meaning of Section 1221 of the Code;

•	persons deemed to sell our common stock, Series A Warrants, Series B Warrants or pre-funded warrants under the constructive sale provisions of the Code; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

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In addition, if a partnership, entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, Series A Warrants, Series B Warrants or pre-funded warrants, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, entities classified as partnerships for U.S. federal income tax purposes and other pass-through entities that hold our common stock, Series A Warrants, Series B Warrants or pre-funded warrants, as well as partners or members in such entities, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock, Series A Warrants, Series B Warrants or pre-funded warrants arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. In addition, significant changes in U.S. federal income tax laws were recently enacted. You should consult with your tax advisor with respect to such changes in U.S. tax law as well as potentially conforming changes in state tax laws.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder of our common stock, Series A Warrants, Series B Warrants or pre-funded warrants other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or:

•	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the

United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

General Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock as described below. You should consult your own tax advisor regarding the risks associated with the acquisition of a pre-funded warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price and Characterization of Units and Pre-Funded Units

For U.S. federal income tax purposes, each unit and pre-funded unit should be treated as an “investment unit” consisting of one share of our common stock or one pre-funded warrant, as applicable, one Series A Warrant and one Series B Warrant, subject to adjustment. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the investment unit is purchased by each holder. This allocation of the purchase price for each investment unit will establish your initial tax basis for U.S. federal income tax purposes in the share of common stock or pre-funded warrant, as applicable, the Series A Warrant and the Series B Warrant included in each investment unit. The separation of the share of common stock or pre-funded warrant, as applicable, the Series A Warrant and the Series B Warrant included in each investment unit should not be a taxable event for U.S. federal income tax purposes. You should consult your own tax advisor regarding the allocation of the purchase price for an investment unit.

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Distributions

As described in the section captioned “Dividend policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock, Series A Warrants, Series B Warrants or Pre-Funded Warrants.”

Subject to the discussion below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FACTA, withholding any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described in the previous paragraph, subject to the discussion below on backup withholding. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock, Series A Warrants, Series B Warrants or Pre-Funded Warrants

Subject to the discussion below on backup withholding and FACTA withholding on common stock, Series A Warrants, Series B Warrants or pre-funded warrants held by or through foreign entities, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, Series A Warrants, Series B Warrants or pre-funded warrants unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

we are treated as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes within the meaning of Section 897I(2) of the Code at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, Series A Warrants, Series B Warrants or pre-funded warrants.

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We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock. Special rules may apply to the determination of the five percent threshold in the case of a holder of a Series A Warrant, Series B Warrant or pre-funded warrant. Non-U.S. holders are urged to consult their own tax advisors regarding the effect of holding our Series A Warrants, Series B Warrants or pre-funded warrants on the calculation of such five percent threshold.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Series A Warrants, Series B Warrants and Pre-Funded Warrants

Exercise of Series A Warrants, Series B Warrants or Pre-Funded Warrants. In general, a non-U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Series A Warrant, Series B Warrant or pre-funded warrant, except to the extent the non-U.S. holder receives a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the Series A Warrant, Series B Warrant or pre-funded warrant, which will be treated as a sale subject to the rules described above for “—Gain on Disposition of Common Stock, Series A Warrants, Series B Warrants or Pre-Funded Warrants.” A non-U.S. holder’s initial tax basis in the share of common stock received upon exercise of a Series A Warrant, Series B Warrant or a pre-funded warrant, as applicable, should be equal to the sum of (i) the non-U.S. holder’s tax basis in the Series A Warrant, Series B Warrant or pre-funded warrant (that is, an amount equal to the portion of the purchase price of a unit or a pre-funded unit, as applicable, allocable to the Series A Warrant, Series B Warrant or pre-funded warrant, as applicable, as described above) plus (ii) the exercise price paid by the non-U.S. holder on the exercise of the Series A Warrants, Series B Warrants or pre-funded warrant. A non-U.S. holder’s holding period for shares of common stock received on exercise of a Series A Warrant or Series B Warrant will commence on the date following the date of exercise of the Series A Warrant or Series B Warrant and will not include the period during which the non-U.S. holder held the Series A Warrant or Series B Warrant. A non-U.S. holder’s holding period for shares of common stock received on exercise of a pre-funded warrant should include the period during which the non-U.S. holder held the pre-funded warrant.

In certain limited circumstances, a non-U.S. holder may be permitted to undertake a cashless exercise of Series A Warrants, Series B Warrants or pre-funded warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise of Series A Warrants, Series B Warrants or pre-funded warrants into our common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Series A Warrant, Series B Warrant or pre-funded warrant described in the preceding paragraph. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Series A Warrants, Series B Warrants or pre-funded warrants.

Expiration of Series A Warrants, Series B Warrants or Pre-Funded Warrants. Expiration of Series A Warrants, Series B Warrants or pre-funded warrants will be treated as if the non-U.S. holder sold or exchanged the Series A Warrant, Series B Warrant or pre-funded warrant, as applicable, and recognized a capital loss equal to the non-U.S. holder’s tax basis in such Series A Warrant, Series B Warrant or pre-funded warrant. However, a non-

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U.S. holder will not be able to utilize a loss recognized upon expiration of a Series A Warrant, Series B Warrant or pre-funded warrant against the non-U.S. holder’s U.S. federal income tax liability unless the loss is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) or is treated as a U.S.-source loss and the non-U.S. holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to the Series A Warrants, Series B Warrants or Pre-Funded Warrants. Under Section 305 of the Code, an adjustment to the number of shares of common stock issued on the exercise of the Series A Warrants, Series B Warrants or pre-funded warrants, or an adjustment to the exercise price of the Series A Warrants, Series B Warrants or pre-funded warrants, may be treated as a constructive distribution to a non-U.S. holder of the Series A Warrants, Series B Warrants or pre-funded warrants, as applicable, if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). In addition, if we were to make a distribution in cash or other property with respect to our common stock after the issuance of the Series A Warrants, Series B Warrants or pre-funded warrants, then we may, in certain circumstances, make a corresponding distribution to a Series A Warrant, Series B Warrant or pre-funded warrant holder. The taxation of a distribution received with respect to a Series A Warrant, Series B Warrant or pre-funded warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion above regarding “—Distributions.” Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to and adjustments on the Series A Warrants, Series B Warrants or pre-funded warrants.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock, Series A Warrants, Series B Warrants or pre-funded warrants effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed and appropriate IRS Form W-8 or otherwise meets documentary evidence requirements for establishing non- U.S. holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if we or the broker has actual knowledge, or reason to know, that you are, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, you may be able to obtain a refund or credit from the IRS, provided that the required information is furnished to the IRS in a timely manner.

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Additional Withholding Requirements under FACTA

FACTA and the rules and regulations promulgated thereunder generally impose withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our common stock, Series A Warrants, Series B Warrants or pre-funded warrants paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock, Series A Warrants, Series B Warrants or pre-funded warrants paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, Series A Warrants, Series B Warrants or pre-funded warrants, and, subject to the proposed regulations described in the next sentence, will apply to gross proceeds of a sale or other disposition of our common stock, Series A Warrants, Series B Warrants and pre-funded warrants. The Treasury Department has released proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) which, if finalized in their present form, would eliminate the FACTA withholding on gross proceeds of a disposition of our common stock, Series A Warrants, Series B Warrants or pre-funded warrants. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. You should consult your tax advisors regarding the possible implications of FATCA on your investment in our common stock, Series A Warrants, Series B Warrants or pre-funded warrants.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, Series A Warrants, Series B Warrants or pre-funded warrants, including the consequences of any proposed change in applicable laws.

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UNDERWRITING

We are offering the units and pre-funded units described in this prospectus through the underwriters named below. Ladenburg Thalmann & Co. Inc. is acting as the representative of the underwriters in this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriters	Number of Units	Number of Pre- Funded Units
Ladenburg Thalmann & Co. Inc	8,581,500	13,021,104
Joseph Gunnar & Co., LLC	953,500	1,446,789
Total	9,535,000	14,467,893

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the units and pre-funded units directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.02304 per share, $0.00048 per Series A Warrant and $0.00048 per Series B Warrant.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.

No action has been taken by us or the underwriters that would permit a public offering of the units or pre-funded units, or the shares of common stock, pre-funded warrants, Series A Warrants and Series B Warrants included in the units or pre-funded units in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Unit	Per Pre- Funded Unit	Total Without Over- Allotment	Total With Full Over- Allotment
Public offering price	$0.50	$0.4999	$11,999,999.71	$13,799,999.71
Underwriting discounts and commissions to be paid to underwriters by us(1)(2)	$0.04	$0.04	$960,115.72	$1,104,115.72
Proceeds, before expenses, to us	$0.46	$0.4599	$11,039,883.99	$12,695,883.99

(1)   We have also agreed to reimburse the accountable expenses of the representative, including a pre-closing expense allowance of up to a maximum of $25,000 and an additional closing expense allowance up to a maximum of $95,000.

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(2)   We have granted a 45-day option to the underwriters to purchase up to 3,600,000 additional shares of common stock, additional Series A Warrants to purchase up to an additional 3,600,000 shares of common stock and/or additional Series B Warrants to purchase up to an additional 3,600,000 shares of common stock at $0.48 per share of common stock and $0.01 per Series A Warrant or Series B Warrant set forth above less the underwriting discounts and commissions solely to cover over-allotments, if any.

We estimate the total expenses payable by us for this offering to be approximately $1.8 million, which amount includes (i) the underwriting discount of $960,000, (ii) reimbursement of the accountable expenses of the underwriters, including the legal fees of the representative, in an amount not to exceed $25,000 for pre-closing expenses plus $95,000 for closing expenses and (iii) other estimated company expenses of approximately $750,000, which includes legal, accounting and printing costs and various fees associated with the registration and listing of our shares.

We have agreed to pay a previous placement agent a tail fee equal to 7.5% cash compensation for the gross proceeds raised, and 7% warrant coverage of the number of shares of Common Stock placed, in any public or private offering consummated within twelve months of the expiration or termination of our engagement with such placement agent by any investor contacted by the placement agent during the term of our engagement.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Over-allotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to an additional 3,600,000 shares, 3,600,000 Series A Warrants and/or Series B Warrants at $0.48 per share of common stock and $0.01 per Series A Warrant or Series B Warrant, less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock, Series A Warrants and/or Series B Warrants are purchased, the underwriters will offer these shares of common stock, Series A Warrants and/or Series B Warrants on the same terms as those on which the other securities are being offered.

Right of First Refusal

We have granted to Ladenburg Thalmann & Co. Inc. the right of first refusal for a period of six months following the closing of this offering to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing of the Company.

Listing

Our shares of common stock are listed on the NYSE American under the symbol “RMED.”

The last reported sales price of our shares of common stock on February 3, 2022 was $0.70 per share. There is no established public trading market for the Series A Warrants, the Series B Warrants or the pre-funded warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the Series A Warrants, the Series B Warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system.

See “Prospectus Summary” for information about the listing of our common stock. We do not intend to apply for listing of the Series A Warrants, Series B Warrants or pre-funded warrants on any securities exchange or other trading system.

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Lock-up Agreements

Our officers, directors and each of their respective affiliates and associated partners have agreed with the underwriters to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. Ladenburg Thalmann & Co. Inc. may, in their sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock;

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NYSE American, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

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Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The financial statements as of December 31, 2021 and for the year then ended, incorporated by reference in this prospectus, have been audited by Haskell & White LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements as of December 31, 2020 and for the year then ended, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also access these filings through our website at www.ramed.com.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement, along with our most recent annual report on Form 10-K, subsequent reports on Form 10-Q and current reports on Form 8-K, as well as other filings that we make with the SEC, are also available on our Internet website, www.ramed.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. You should read the information incorporated by reference because it is an important part of this prospectus. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

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• •

our Annual Report on Form 10-K (excluding Item 15) for the year ended December 31, 2021 filed with the SEC on March 24, 2022;

our Annual Report on Form 10-K/A for the year ended December 31, 2021 filed with the SEC on July 12, 2022;

• •

the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021, from our Definitive Proxy Statement related to our 2022 Annual Meeting of Stockholders, filed with the SEC on April 21, 2022;

our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 filed with the SEC on May 16, 2022;

• •

our Current Reports on Form 8-K filed with the SEC on January 24, 2022, February 9, 2022, April 20, 2022, May 16, 2022 (excluding information furnished thereunder), June 6, 2022 and July 8, 2022 (excluding information furnished thereunder); and

the description of our common stock contained in our Registration Statement on Form 8-A that we filed with the SEC on December 17, 2020, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of our securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (and any related exhibits furnished with such furnished information). Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Ra Medical Systems, Inc., 2070 Las Palmas Dr, Carlsbad, CA 92011, Attention: Investor Relations, or you may call us at (760) 804-1648.

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Ra Medical Systems, Inc.

9,535,000 Units, Each Unit Consisting of One Share of Common Stock, One Series A Warrant and One

Series B Warrant

14,467,893 Pre-funded Units, Each Pre-funded Unit Consisting of One Pre-funded Warrant to Purchase

One Share of Common Stock, One Series A Warrant and One Series B Warrant

PROSPECTUS

February 4, 2022

Sole Book Running Manager

Ladenburg Thalmann & Co. Inc. Co-Manager

Joseph Gunnar & Co., LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses paid or payable by the registrant in connection with the February 2022 placement of the Units. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to Be Paid
SEC registration fee	$5,117
FINRA filing fee	6,260
Printing expenses	20,000
Legal fees and expenses	480,000
Accounting fees and expenses	282,200
Other fees and expenses	56,423

Total	$850,000

Item 15. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contains provisions that eliminate the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant will provide that:

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The engagement letter between the Registrant and the placement agent (Exhibit 1.1 hereto) provides for indemnification by the Registrant of the placement agent for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Reference is made to the attached Exhibit Index.

(b)	No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

(a)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date
1.1^	Form of Underwriting Agreement between the Registrant and Ladenburg Thalmann & Co. Inc.	S-1/A	333-262195	1.1	02/03/2022

3.1^	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38677	3.1	10/1/2018

3.2^	Amended and Restated Bylaws of the Registrant.	8-K	001-38677	3.2	10/1/2018

4.1^	Specimen common stock certificate of the Registrant.	S-1	333-226191	4.1	7/16/2018

4.2^	Form of warrant issued in May 2020.	8-K	001-38677	4.1	5/22/2020

4.3^	Form of pre-funded warrant issued in May 2020.	8-K	001-38677	4.2	5/22/2020

4.4^	Form of placement agent warrant issued in May 2020.	8-K	001-38677	4.3	5/22/2020

4.5^	Form of warrant offered in July 2020.	S-1	333-239887	4.3	7/16/2020

4.6^	Form of pre-funded warrant offered in July 2020.	S-1	333-239887	4.4	7/16/2020

4.7^	Form of placement agent warrant offered in July 2020.	S-1	333-239887	4.5	7/16/2020

4.8^	Form of Series A Warrant offered hereby.	S-1/A	333-262195	4.8	02/03/2022

4.9^	Form of Series B Warrant offered hereby.	S-1/A	333-262195	4.9	02/03/2022

4.10^	Form of pre-funded warrant offered hereby.	S-1/A	333-262195	4.10	02/03/2022

4.11^	Warrant Agency Agreement dated February 8, 2022, by and between the Registrant and American Stock & Trust Company LLC	8-K	001-38677	4.4	2/09/2022

5.1^	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.	S-1/A	333-262195	5.1	02/03/2022

10.1^	Lease Agreement by and between the Registrant and Lloyd Wells Gift Trust dated November 24, 1987, for the premises located at 2070 Las Palmas Drive, Carlsbad, California 92011 dated as of August 17, 2017.	S-1	333-226191	10.1	7/16/2018

10.2+^	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.	S-1	333-226191	10.2	8/24/2018

10.3+^	Ra Medical Systems, Inc. 2018 Stock Compensation Plan and Forms of Award Agreement thereunder.	S-1	333-226191	10.3	7/16/2018

10.4+^	Ra Medical Systems, Inc. 2018 Equity Incentive Plan and Forms of Award Agreement thereunder.	S-1	333-226191	10.4	9/17/2018

10.5+^	Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan.	S-1	333-226191	10.5	9/17/2018

10.6+^	Ra Medical Systems, Inc. Executive Incentive Compensation Plan.	S-1	333-226191	10.6	8/24/2018

10.7+^	Ra Medical Systems, Inc. Form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement for executive officers.	S-1	333-226191	10.7	7/16/2018

10.8+^	Change in Control and Severance Agreement, by and between the Registrant and Andrew Jackson, dated as of July 13, 2018.	S-1	333-226191	10.11	7/16/2018

10.9+^	Change in Control and Severance Agreement, by and between the Registrant and Jonathan Will McGuire, dated as of March 30, 2020.	S-1	333-237701	10.11	4/16/2020

10.10+^	Confirmatory Employment Letter, by and between the Registrant and Andrew Jackson, dated as of July 13, 2018.	S-1	333-226191	10.15	7/16/2018

10.11+^	Employment letter by and between the Registrant and Jonathan Will McGuire, dated as of March 9, 2020.	S-1	333-237701	10.15	4/16/2020

10.12^	Paycheck Protection Program Promissory Note and Agreement as of May 3, 2020.	8-K	001-38677	10.1	5/7/2020

10.13^	Form of Securities Purchase Agreement, dated as of May 20, 2020, by and among the Registrant and the purchasers named therein.	8-K	001-38677	10.1	5/22/2020

10.14^	Form of Securities Purchase Agreement, dated as of July 30, 2020, by and among the Company and the purchasers named therein.	8-K	001-38677	10.1	8/3/2020

10.15^	Settlement Agreement, among the Company, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services and the Defense Health Agency, acting on behalf of the TRICARE Program, and Robert Gruber, dated December 28, 2020.	10-K	001-38677	10.19	3/17/2021

10.16^	Corporate Integrity Agreement, between the Company and the Office of Inspector General of the Department of Health and Human Services, dated December 28, 2020.	10-K	001-38677	10.20	3/17/2021

10.17^	Asset Purchase Agreement, dated August 16, 2021, by and between Strata Skin Sciences, Inc. and Ra Medical Systems, Inc.	8-K	001-38677	10.1	8/16/2021

10.18^	Services Agreement, dated August 16, 2021, by and between Ra Medical Systems, Inc. and Strata Skin Sciences, Inc.	8-K	001-38677	10.2	8/16/2021

10.19^	Trademark Assignment Agreement, dated August 16, 2021, by and between Ra Medical Systems, Inc. and Strata Skin Sciences, Inc.	8-K	001-38677	10.3	8/16/2021

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Haskell & White LLP, Independent Registered Public Accounting Firm.

23.3^	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).	S-1/A	333-262195	23.2	02/03/2022

24.1^	Power of Attorney of certain directors and officers of the Registrant (contained on signature page).

101.INS^	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH^	Inline XBRL Taxonomy Extension Schema Document

101.CAL^	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF^	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB^	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE^	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104^	Cover Page Interactive Data File (formatted as Inline XBRL)

107^	Calculation of Registration Fee	S-1/A	333-262195	107	02/03/2022

+Indicates a management contract or compensatory plan.

^Previously filed.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on July 12, 2022.

RA MEDICAL SYSTEMS, INC.

By:	/s/ Jonathan Will McGuire
Name:	Jonathan Will McGuire
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date

/s/ Jonathan Will McGuire Jonathan Will McGuire	Director and Chief Executive Officer (Principal Executive Officer)	July 12, 2022

/s/ Jonathan Will McGuire Jonathan Will McGuire	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 12, 2022

* Martin Colombatto	Chairman of the Board of Directors	July 12, 2022

* Richard Mejia, Jr.	Director	July 12, 2022

* Joan Stafslien	Director	July 12, 2022

Susanne Meline	Director	July 12, 2022

*By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Attorney-in-fact